Exhibit 10.9

[ **** ] indicates confidential portions have been redacted and submitted separately pursuant to confidentiality request with the Commission

SUPPLY AGREEMENT

THIS AGREEMENT is made as of the 18th day of August 2006 (the “Effective Date”).

BETWEEN:

1.             BIOSYN Corporation, a company incorporated in California, USA, whose registered office is at 5939 Darwin Court, Suite 114, Carlsbad, CA 92008, USA, and a wholly owned subsidiary of BIOSYN Arzneimittel GmbH, Germany (collectively referred to herein as “BIOSYN”); and

2.             Celldex Therapeutics Inc, a Delaware corporation having its principle place of business at 222 Cameron Drive, Suite 400, Phillipsburg, NJ 08865, USA. (“CELLDEX”).

3.             CELLDEX and BIOSYN each may be referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS:

A.            BIOSYN is a pharmaceutical company engaged in the marketing and development of pharmaceuticals, including pharmaceuticals for treating and preventing a number of diseases and conditions. BIOSYN is also engaged in the manufacturing of proprietary formulations of BIOSYN hemocyanin products including keyhole limpet hemocyanin (KLH), abalone (AH), and horseshoe crab (HCH).  BIOSYN KLH in this agreement refers to BIOSYN’S proprietary hemocyanin subunit formulations, specifically, VACMUNE® liquid.

B.            BIOSYN has agreed to manufacture and sell BIOSYN KLH to CELLDEX on a non-exclusive basis, and CELLDEX has agreed to order exclusively from BIOSYN subject to the terms below.

C.            BIOSYN has a Drug Master File (DMF) filed with the FDA for BIOSYN KLH.

THIS AGREEMENT WITNESSES as follows:

1.             INTERPRETATION.

1.1.         In this Agreement

“Affiliate” or “Affiliates” means any corporation, company, partnership, joint venture, firm or other entity that controls, is controlled by, or is under common control with a Party.  For purposes of this definition, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities.

“BIOSYN KLH” means the form of KLH manufactured by BIOSYN corresponding to and having the specifications detailed on the Product Data Sheet attached hereto as Schedule 1 and incorporated by reference herein;

“DMF” means the Drug Master File for BIOSYN KLH, VACMUNE® liquid, a copy of which has been filed with the FDA and the Canadian regulatory agency.

“FDA” means the United States Food and Drug Administration;

“Free Carrier” bears the meaning set out in the incoterms 1990, a copy of the relevant section of which is included as Schedule 3 hereto;

“Further Term” means any term of five (5) years subsequent to the Initial Term;

“GMP” means Goods Manufacturing Practices promulgated by the Division of Manufacturing and Product Quality of the FDA.

“Initial Term” means the first ten (10) year term of this Agreement, commencing on the Effective Date and ending on the tenth anniversary thereof;

“KLH” means Keyhole Limpet Hemocyanin, a protein from the giant limpet Megathura crenulata;

“Vaccines” means the KLH-Peptide vaccine and other KLH-containing vaccines developed and owned by CELLDEX.

“Year” means calendar year, first month being January and the last month being December

1.2.         In this Agreement, a reference to:

1.2.1.      a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of the Parties;

1.2.2.      persons includes a reference to any natural person(s), corporation, unincorporated business association, joint venture or partnership;

1.2.3.      a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.4.      a Clause or Schedule, unless the context otherwise requires, is a reference to a clause or schedule of this Agreement;

1.2.5.      an agreement or other document is a reference to that agreement or documents as from time to time supplemented or amended.

1.3.         The headings in this Agreement shall not affect the interpretation of this Agreement.

2.             OBLIGATIONS OF BIOSYN.

2.1.         During the Initial Term and any Further Term, BIOSYN shall use its best efforts consistent with reasonable business practices to:

2.1.1.      fulfill all orders made by CELLDEX in any one year for BIOSYN KLH.  Orders by CELLDEX shall be fulfilled promptly, and in any event within ninety (90) days of receiving an order (in substantially the form set out in Schedule 2, or a standard purchase order) from CELLDEX;

2.1.2.      maintain sufficient manufacturing and supply capacity so as to enable it to comply with this Clause 2;

2.1.3.      provide a minimum of two (2) grams of BIOSYN KLH, per twelve (12) month period to CELLDEX (“CELLDEX Minimum Requirement”) during the Initial Term of this Agreement;

2.1.4.      provide the two grams of product as 100 vials of 20 mg/vial of BIOSYN KLH in approximately 1 mL.

2.1.5.      ensure that all BIOSYN KLH supplied to CELLDEX complies with any description of BIOSYN KLH supplied by BIOSYN to CELLDEX and complies in all respects (including with regard to its manufacture) with the DMF and the KLH license granted in Clause 6 hereof.

3.             OBLIGATIONS OF CELLDEX

3.1.         During the Initial Term and any Further Term, CELLDEX shall use its best efforts consistent with reasonable business practices to:

3.1.1.      procure all KLH for its Vaccine development and manufacture from BIOSYN;

3.1.2.      subject to Clause 9.3, order at least the CELLDEX Minimum Requirement each year, beginning January 2007;

3.1.3.      in January of each Year thereafter, CELLDEX, shall place an order for the BIOSYN KLH

3.1.4.      hold in strictest confidence, not use or disclose to any third party, and take all necessary precautions to secure any Confidential Information (as defined below) of BIOSYN.  Disclosure of such information shall be restricted solely to employees, agents, consultants, and representatives of CELLDEX who have been advised of their obligation with respect to Confidential Information.  The term “Confidential Information” shall mean all non-public information that BIOSYN designates as being confidential, or which, under the circumstances of disclosure ought to be treated as confidential.  For the purposes of this Clause 3.1.4, the term “Confidential Information” shall mean, without limitation, the terms and conditions of this Agreement, the DMF, potential customers or suppliers of information, trade secrets, source codes, documentation, formulae, technology, or information received from others that a party is obligated to treat as confidential.  If CELLDEX has any questions as to what comprises such Confidential Information, then CELLDEX shall first consult with BIOSYN.

The provisions of this Section 3.1.4 shall not apply to any Confidential Information disclosed hereunder that:  (a) was known or used by CELLDEX or its Affiliates prior to its date of disclosure to CELLDEX, as evidenced by the prior written records of CELLDEX or its Affiliates; or (b) either before or after the date of the disclosure to CELLDEX is lawfully disclosed without restriction to CELLDEX or its Affiliates by an independent, unaffiliated third party rightfully in possession of the Confidential Information (but only to the extent of the rights received from such third party); or (c) either before or after the date of the disclosure to CELLDEX becomes published or generally known to the public through no fault or omission on the part of CELLDEX or its Affiliates; or (d) is generally made available by BIOSYN to third parties without restriction. Further, CELLDEX shall have the right to disclose information disclosed by BIOSYN (x) to the extent necessary to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, or the rules of a stock exchange or automated quotation system, provided that CELLDEX provides prior written notice of such disclosure to BIOSYN and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure, including assisting BIOSYN to seek confidential treatment or a protective order, or (y) to existing or potential acquirers or merger candidates, existing or potential sublicensees/licensees, investment bankers, existing or potential investors, venture capital firms or other financial institutions or investors of CELLDEX for purposes of obtaining financing, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in Section 3.1.4.

3.1.5.      pay for all reasonable costs related to freight duty, packaging costs and associated taxes, including any insurance, for the delivery of BIOSYN KLH to CELLDEX.

3.1.6.      pay all amounts due under this Agreement in accordance with Clause 5.

4.             ORDERS FOR BIOSYN KLH.

4.1.         All orders for BIOSYN KLH will be placed by CELLDEX in writing and shall be in substantially the form set out in Schedule 2.

4.2.         The BIOSYN KL,H shall be supplied to CELLDEX by BIOSYN in accordance with the terms of this Agreement. The orders shall be accepted by BIOSYN subject to the terms of Clause 2.1.

4.3.         CELLDEX may by give notice to BIOSYN rejecting all or any part of any order of BIOSYN KLH which:

4.3.1.      has not been manufactured in accordance with the specifications set out in the DMF filed with the FDA;

4.3.2.      is not of GMP quality; or

4.3.3.      does not comply with any description applied to it and supplied by BIOSYN to CELLDEX.

The notice of rejection shall be given by CELLDEX within thirty (30) days of actual receipt of the order by CELLDEX at the address for delivery specified in the purchase order provided by CELLDEX.  Where all or any part of any order of BIOSYN KLH is rejected by CELLDEX under this Clause 4.3.3, such BIOSYN KLH shall be returned to BIOSYN at the risk and expense of BIOSYN for replacement forthwith by BIOSYN and CELLDEX will be reimbursed for its shipping costs, unless it is reasonably determined by BIOSYN that the order complies with this Clause 4.3.3, in which case CELLDEX shall be obligated to purchase such order, assume all risks of transportation, and pay all associated costs.

4.4.         All orders of BIOSYN KLH shall be supplied and delivered to CELLDEX by BIOSYN via Free Carrier.

4.5.         Title and risk in respect of BIOSYN KLH supplied by BIOSYN to CELLDEX shall pass on completion of delivery in accordance with Clause 4.4 above, subject to the terms of Clause 4.3.

5.             PRICE AND PAYMENT.

5.1.         The price to be paid by CELLDEX to BIOSYN for BIOSYN KLH shall be [ **** ] per vial for the first order of between two — five grams (the “Initial Order”), [ **** ] per vial for orders between 5-10 grams, and [ **** ] per vial for amounts above 10grams in a given year, during the first five years of this Agreement.  Thereafter, such price shall be reviewed and adjusted annually (upward or downwards), effective January of each year, and such adjustment shall proportionately reflect changes in the costs of production of BIOSYN KLH.  In no case shall an annual increase or decrease exceed ten percent (10%).

5.2.         CELLDEX shall pay a non-refundable deposit of 50% of the product cost at the time of placing the order at the beginning of each year.

5.3.         The additional 50% of product cost shall be paid per Clause 5.5.

5.4.         CELLDEX shall reimburse BIOSYN for any and all expenses incurred by BIOSYN on behalf of CELLDEX, including, without limitations, freight, packaging costs, duty and associated taxes, including any insurance placed by CELLDEX for the delivery of BIOSYN KLH to CELLDEX.

5.5.         Payment for BIOSYN KLH accepted by CELLDEX and expenses incurred by BIOSYN under Clause 5.3 shall be made by CELLDEX to BIOSYN within thirty (30) days of the end of the month in which BIOSYN KLH is actually received by CELLDEX at the address specified in the purchase order provided by CELLDEX.

5.6.         CELLDEX shall pay a one time non refundable and non-exclusive licensing fee of [ **** ] to BIOSYN, due in accordance with the following schedule:

5.6.1.      [ **** ] on the Effective Date of this Agreement.

5.6.2.      annual payments of [ **** ] per year, payable each year on the anniversary date of the Effective Date of this Agreement, until such amount is paid in full.  Notwithstanding the foregoing, such annual installment shall not be payable by CELLDEX in the event this Agreement is terminated by CELLDEX at least sixty (60) days prior to the date such payment is to be made in accordance with the provisions of Clause 9.3.  In such event, CELLDEX will have no further obligation to make annual payments under this Clause 5.6. Previously paid annual payments remain non-refundable.

5.6.3.      Outstanding balance, if any, shall be paid in full within thirty (30) days of approval for commercial sale of CELLDEX’S peptide-KLH cancer vaccine

5.7.         CELLDEX shall pay to BIOSYN for any special requests by CELLDEX for product characterization, product quality, or any other requests for services or products not expressly provided for in this Agreement at a price to be negotiated by the parties.

5.8.         All amounts due and payable under this Agreement shall be made in United States currency.

5.9.         If any amounts due hereunder are not paid when due, the unpaid balance shall accrue interest at the rate of 1.5% per month until paid in full.

6.             BIOSYN LICENSE.

6.1.         In consideration of the obligations undertaken by CELLDEX in this Agreement, BIOSYN hereby grants CELLDEX a non-exclusive perpetual, world-wide, royalty-free license, to BIOSYN KLH, to research, develop, make, have made, use, sell, offer for sale, export and import the Vaccines (with the right to sublicense for the same purposes) during the Initial Term and any Further Term.

6.2.         BIOSYN will update and maintain the DMF per regulations of the Canadian and United States regulatory authorities, and will provide any additional data requested to support CELLDEX’s regulatory filings in any / all other worldwide markets at no additional cost, pursuant to the licensing fee paid per Clause 5.6 .

6.3.         BIOSYN will be responsible for any KLH related questions and specific regulatory related updates requested by the United States, Canadian, or other worldwide regulatory authorities.

6.4.         At the request of CELLDEX, BIOSYN shall provide a cross-reference letter (“Cross Reference Letter”) to the FDA, Canadian, or other worldwide Regulatory Agency, authorizing access to the BIOSYN DMF.

6.4.1.      In its request, CELLDEX shall provide the following information to BIOSYN for Cross Reference Letter issuance:

Title of the IND/NDA; Name and Address of IND/NDA Holder; IND/NDA number; and

Name and address of specific FDA or Canadian Regulatory Agency reviewer, if available.

6.5.         BIOSYN will deliver to the FDA, Canadian, or other worldwide Regulatory Agency with a copy to CELLDEX, the Cross Reference Letter, not later than thirty (30) days following the date of CELLDEX’S request.

7.             TERM.

7.1.         This Agreement shall (unless terminated at an earlier date pursuant to Clause 10) continue in full force and effect for the Initial Term and any Further Term.

7.2.         After the Initial Term or any Further Term, this Agreement shall be automatically extended for an additional Further Term unless terminated by either Party by giving to the other written notice of termination at least six (6) months prior to the end of the Initial or Further Term, as the case may be.

8.             FAILURE TO PERFORM.

8.1.         A default by a Party occurs when:

8.1.1.      BIOSYN fails to comply with the terms of Clause 2 or any other covenant made by it under this Agreement; or

8.1.2.      CELLDEX fails to comply with the terms of Clauses 3 or 5 or any other covenant made by it under this Agreement.

8.2.         In the event either Party is in default under Clause 8.1 of this Agreement, the other Party shall give notice of default to the defaulting Party.  The defaulting Party shall be allowed thirty (30) days to cure their breach.  Failure to cure such default within thirty (30) days permits the non-breaching Party, without limitation to other remedies, to terminate this Agreement pursuant to Clause 9 below.

8.3.         In the event BIOSYN fails to perform pursuant to the events of Clause 8.1.1, CELLDEX is entitled to attempt to cover by obtaining pharmaceutical grade (cGMP) KLH from another source without prejudice to any other remedy, provided, BIOSYN shall be entitled to first cure the event pursuant to Clause 8.2.

9.             TERMINATION.

9.1.         Subject to Clauses 9.3 and 8.2, either Party may terminate this Agreement upon either of the events of Clause 8.1.  If, however, termination is pursuant to Clause 9.2 and BIOSYN is the Breaching Party, BIOSYN agrees that it will not withdraw supplies of BIOSYN KLH required for the completion of any clinical trial for the Vaccines conducted by CELLDEX pending at the time of BIOSYN’s notice of termination, so long as CELLDEX is not in violation of Clauses 3 or 5.

9.2.         Events that permit termination, other than the events of Clause 8.1, are:

9.2.1.      the passing by the Breaching Party of a resolution for its winding-up or the making by a court of competent jurisdiction of an order for the winding-up of the other Party of the dissolution of the Breaching Party;

9.2.2.      the making of an administration order in relation to the Breaching Party or the appointment of a receiver over, or the taking of possession or sale by an encumbrance of, any of the Breaching Party’s assets;

9.2.3.      the Breaching Party making an arrangement or composition with its creditors generally or making an application to a court of competent jurisdiction for protection from its creditors generally.

9.3.         Notwithstanding anything herein to the contrary, CELLDEX shall have the right to terminate this Agreement upon sixty (60) days written notice to BIOSYN in the event CELLDEX shall determine not to proceed with the development of the Vaccines for any reason.  In such event, CELLDSEX shall cease further development of the Vaccines.

10.          CONSEQUENCES OF TERMINATION.

10.1.       Subject to Clause 9.1, all rights and obligations of the parties shall cease to have effect immediately upon termination of this Agreement except that termination shall not affect:

10.1.1.    the accrued rights and obligations of the parties at the date of termination; and

10.1.2.    the continued existence and validity of the rights and obligations of the Parties under Clauses 2 and 5 (but only in respect of any orders made by CELLDEX prior to the date of termination as to both Clauses 2 and 5), Clause 10, Clause 3.1.2, and any provisions of this Agreement necessary for the interpretation or enforcement of this Agreement.

11.          COSTS.

Except as otherwise expressly provided in this Agreement, each Party shall pay its own costs of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it.

12.          FURTHER ASSURANCE.

Each Party shall at its own cost do and execute or procure to be done and executed all necessary acts, agreements, documents and things reasonably within its power to give effect to this Agreement.

13.          DISCLAIMERS

13.1.       EXCEPT AS SET FORTH IN CLAUSE 2 OF THIS AGREEMENT, BIOSYN DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND RELATING TO BIOSYN KLH WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

13.2.       IN NO EVENT SHALL BIOSYN BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE OF THE BIOSYN KLH OR BREACH OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, LOSS OF BUSINESS, OR BUSINESS INTERRUPTION, EVEN IF BIOSYN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.          GENERAL.

14.1.       This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all such previous agreements.

14.2.       No modification of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

14.3.       The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy or the exercise of any other right or remedy.

14.4.       Except as expressly provided in this Agreement the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

14.5.       Any date, time or period referred to in this Agreement is of the essence except only to the extent of which the Parties agree in writing to vary it in which event the varied date, time or period is of the essence.

14.6.       Nothing in this Agreement be construed as creating a partnership between the Parties or as constituting either Party as the agent of the other Party for any purpose whatsoever and neither Party shall have the authority or power to bind the other Party or to contract in the name of or create a liability against the other Party in any way or for any purpose.

14.7.       The prevailing party(ies) in any litigation, arbitration, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and attorney’s fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and attorney’s fees.

15.          ASSIGNMENT.

Neither Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement except with the prior written consent of the other Party; provided, however, that CELLDEX shall have the right to assign the Agreement, without BIOSYN’S consent to (a) its Affiliate(s) (provided that the assigning Party shall remain jointly and severally liable with such Affiliate(s) under this Agreement), and (b) an entity that acquires all or substantially all of the business or assets of the assigning Party, whether by merger, reorganization, acquisition, sale or otherwise.

16.          NOTICES.

16.1.       Any notice or other communication under or in connection with this Agreement shall be in writing in the English language and shall be delivered personally or sent by first class post pre-paid recorded delivery and air mail, by confirmed telefax, or by confirmed electronic mail (e-mail) to the Party due to receive the notice or communication at its address set out in this Agreement or such other address as either Party may specify by notice in writing to the other.

16.2.       In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

16.2.1.    if delivered personally, when left at the address referred to in this Agreement;

16.2.2.    if sent by mail other than air mail, six (6) days after posting it;

16.2.3.    if sent by air mail, six (6) days after posting it; and

16.2.4.    if sent by confirmed telefax or confirmed e-mail, when clearly received in full.

17.          GOVERNING LAW AND JURISDICTION.

17.1.       This Agreement is governed by, and shall be construed in accordance with Delaware law.

17.2.       Each party irrevocably waives any objection which it might at any time have to the courts of Delaware being nominated as the forum to hear and determine any proceedings and to settle any disputes and agrees not to claim that the courts of Delaware are not a convenient or appropriate forum.

17.3.       Each party agrees that the process by which any proceedings are begun in Delaware may be served on BIOSYN by being delivered in accordance with Clause 15.  Nothing contained in this paragraph shall affect the right to serve process in any other manner permitted by law.

17.4.       This Agreement is drawn up in the English language and if this Agreement is translated into any language other than the English language this version shall prevail.

18.          ARBITRATION.

18.1.       In case any controversy or claim arises out of or in relation to this Agreement or with respect to breach thereof, the Parties shall seek to resolve the matter amicably through discussions between the Parties.  Only if the Parties fail to resolve such controversy, claim or breach within thirty (30) days by amicable arrangement and compromise, the aggrieved Party may seek arbitration a set forth herein.  Any controversy or claim arising out of or in relation to this Agreement, or breach hereof, shall be finally settled by arbitration in Wilmington, Delaware.  The arbitration shall be conducted before three arbitrators in accordance with the Rules of the American Arbitration Association then in effect.  Each Party shall appoint one arbitrator within fifteen (15) days after receipt of a demand for arbitration.  The two arbitrators thus appointed shall, within fifteen (15) days after both shall have been appointed, appoint a third arbitrator.  Both Parties shall be bound by the award rendered by the arbitrators and judgment thereon may be entered in any court of competent jurisdiction.

19.          COUNTERPARTS.

This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

As WITNESS the hands of the Parties or their duly authorized representatives the day and year first above written.

Signed by:
for and behalf of CELLDEX, Inc.

Signed by:
for and behalf of BIOSYN CORPORATION

Schedule 1

Product Data Sheet

Schedule 2

Purchase order

TO:	BIOSYN Corporation
5939 Darwin Courts, Suite 114
Carlsbad, CA 92008, USA
FROM:	Celldex Therapeutics Inc
222 Cameron Drive, Suite 400, Phillipsburg, NJ 08865 USA

Please find below an order for BIOSYN KLH made in accordance with the terms of the Supply Agreement entered into between us on July 21, 2006.

Date of order:

Quantity of order:

Delivery Date:  within 90 days from date of order

Address in the
USA for delivery:

Price:

Payment Enclosed (50% of Total Product):

Payment Date:  30 days from end of month in which order actually received at USA address for delivery.

Please confirm your acceptance of this order within 7 days of the date hereof by completing the acceptance form below and returning it to us, for the attention of by fax (fax number).

Signed
For and on behalf of Celldex Therapeutics Inc.

Date, Place

Order acceptance by BIOSYN Corporation

Signed
For and on behalf BIOSYN Corporation

Date, Place

Schedule 3

Free Carrier

“Free Carrier” means that the seller fulfils his obligation to deliver when he has handed over the goods, cleared for export, into the charge of the carrier named by the buyer at the named place or point.  If no precise point is indicated by the buyer, the seller may chose within the place or range stipulated where the carrier shall take the goods into his charge.  When, according to commercial practice, the seller’s assistance is required in making the contract with the carrier (such as in rail or air transport) the seller may act at the buyer’s risk and expense.

This term may be used for any mode of transport, including multimodal transport.

“Carrier” means any person who, in a contract of carriage, under-takes to perform or to procure the performance of carriage by rail, road, sea, air, inland waterway or buy a combination of such modes.  If the buyer instructs the seller to deliver the cargo to a person, e.g. a freight forwarder who is not a “carrier”, the seller is deemed to have fulfilled his obligation to deliver the goods when they are in the custody of that person.

“Transport terminal” means a railway terminal, a freight station, a container terminal or yard, a multipurpose cargo terminal or any similar receiving point.

“Container” includes any equipment used to unitise cargo, e.g. all types of containers and/or flats, whether ISO accepted or not, trailers, swap bodies, ro-ro equipment, igloos, and applies to all modes of transport.

A. The seller must

A.l Provision of goods In conformity with the contract

Provide the goods and the commercial invoice, or its equivalent electronic message, in conformity with the contract of sale and any other evidence of conformity which may be required by the contract.

A.2 Licenses, authorizations and formalities

Obtain at his own risk and expense any export license or other official authorization and carry out all customs formalities necessary for the exportation of the goods.

A.3 Contract of carriage and insurance

a) Contract of carriage

No obligation. However, if requested by the buyer or if it is commercial practice and the buyer does not give an instruction to the contrary in due time, the seller may contract for carriage on usual terms at the buyer’s risk and expense.  The seller may decline to make the contract and, if he does, shall promptly notify the buyer accordingly.

b) Contract of insurance

No obligation.

A.4 Delivery

Deliver the goods into the custody of the carrier or another person (e.g. a freight forwarder) named by the buyer, or chosen by the seller in accordance with A.3.a), at the named place or point (e.g. transport terminal or other receiving point) on the date or within the period for delivery and in the manner agreed or customary at such point.  If no specific point has been agreed, and if there are several points available, the seller may select the point at the place of delivery which best suits his purpose.  Failing precise instructions from the buyer, the seller may deliver the goods to the carrier in such a manner as the transport mode of that carrier and the quantity and/or nature of the goods may require.

Delivery to the carrier is completed:

I) In the case of rail transport when the goods constitute a wagon load (or a container load carried by rail) the seller has to load the wagon or container in the appropriate manner.  Delivery is completed when the loaded wagon or container is taken over by the railway or by another person acting on its be-half.

When the goods do not constitute a wagon or container load, delivery is completed when the seller has handed over the goods at the railway receiving point or loaded them into a vehicle provided by the railway.

II) In the case of road transport when loading takes place at the seller’s premises, delivery is completed when the goods have been loaded on the vehicle provided by the buyer.

When the goods are delivered to the carrier’s premises, delivery is completed when they have been handed over to the road carrier or to another person acting on his behalf.

III) In the case of transport by inland waterway when loading takes place at the seller’s premises, delivery is completed when the goods have been loaded on the carrying vessel provided by the buyer.

When the goods are delivered to the carrier’s premises, delivery is completed when they have been handed over to the inland waterway carrier or to another person acting on his behalf.

IV) In the case of sea transport when the goods constitute a full container load (FCL), delivery is completed when the loaded container is taken over by the sea carrier.  When the container has been carried to an operator of a transport terminal acting on behalf of the carrier, the goods shall be deemed to have been taken over when the container has entered into the premises of that terminal.

When the goods are less than a container load (LCL), or are not to be containerised, the seller has to carry them to the transport terminal.  Delivery is completed when the goods have been handed over to the sea carrier or to another person acting on his behalf.

V) In the case of air transport, delivery is completed when the goods have been handed over to the air carrier or to another person acting on his behalf.

VI) In the case of unnamed transport, delivery is completed when the goods have been handed over to the carrier or to another person acting on his behalf.

VII) In the case of multimodal transport, delivery is completed when the goods have been handed over as specified in I) - VI), as the case may be.

A.5 Transfer of risks

Subject to the provisions of B.5., bear all risks of loss of or damage to the goods until such time as they have been delivered in accordance with A.4.

A.6 Division of costs

Subject to the provisions of B.6

—   pay all costs relating to the goods until such time as they have been delivered to the carrier in accordance with A.4.;

—   pay the costs of customs formalities as well as all duties, taxes, and other official charges payable upon exportation.

A.7 Notice to the buyer

Give the buyer sufficient notice that the goods have been delivered into the custody of the carrier. Should the carrier fail to take the goods into his charge at the time agreed, the seller must notify the buyer accordingly.

A.8 Proof of delivery, transport document or equivalent electronic message

Provide the buyer at the seller’s expense, if customary, with the usual document in proof of delivery of the goods in accordance with A.4.

Unless the document referred to in the preceding paragraph is the transport document, render the buyer at the latter’s request, risk and expense, every assistance in obtaining a transport document for the contract of carriage (for example, a negotiable bill of lading, a non-negotiable sea waybill, an inland waterway document, an air waybill, a railway consignment note, a road consignment note, or a multimodal transport document).

When the seller and the buyer have agreed to communicate electronically, the document referred to in the preceding paragraph may be replaced by an equivalent electronic data interchange (EDI) message.

A.9 Checking packaging — marking

Pay the costs of those checking operations (such as checking quality, measuring, weighing, counting) which are necessary for the purpose of delivering the goods to the carrier. Provide at his own expense packaging (unless it is usual for the particular trade to send the goods of the contract description unpacked) which is required for the transport of the goods, to the extent that the circumstances relating to the transport (e.g. modalities destination) are made known to the seller before the contract of sale is concluded. Packaging is to be marked appropriately.

A.1O Other obligations

Render the buyer at the latter’s request, risk and expense, every assistance in obtaining any documents or equivalent electronic messages (other than those mentioned in A.8) issued or transmitted in the country of delivery and/or of origin which the buyer may require for the importation of the goods and, where necessary, for their transit through another country.

Provide the buyer, upon request, with the necessary information for procuring insurance.

B. The Buyer Must

B.1 Payment of the price

Pay the price as provided in the contract of sale.

B.2 Licenses, authorizations and formalities

Obtain at his own risk and expense any import license or other official authorization and carry out all customs formalities for the importation of the goods and, where necessary, for their transit through another country.

B.3 Contract of carriage

Contract at his own expense for the carriage of the goods from the named place, except as provided for in A.3.a).

B.4 Taking delivery

Take delivery of the goods in accordance with A.4.

B.5 Transfer of risks

Bear all risks of loss of or damage to the goods from the time they have been delivered in accordance with A.4.

Should he fail to give notice in accordance with B.7., or should the carrier named by him fail to take the goods into his charge, bear all risks of loss of or damage to the goods from the agreed date or the expiry date of any period stipulated for delivery, provided, however, that the goods have been duly appropriated to the contract, that is to say, clearly set aside or otherwise identified as the contract goods.

B.6 Division of costs

Pay all costs relating to the goods from the time when they have been delivered in accordance with A,4.

Pay any additional costs incurred, either because he fails to name the carrier, or the carrier named by him fails to take the goods into his charge at the agreed time, or because he has failed to give appropriate notice in accordance with B.7., provided, however, that the goods have been duly appropriated to the contract, that is to say, clearly set aside or otherwise identified as the contract goods.

Pay all duties, taxes and other official charges as well as the costs of carrying out customs formalities payable upon importation of the goods and, where necessary, for their transit through another country.

B.7 Notice to the seller

Give the seller sufficient notice of the name of the carrier and, where necessary, specify the mode of transport, as well as the date or period for delivery the goods to him, as the case may be, of the point within the place where the goods should be delivered to the carrier.

B.8 Proof of delivery, transport document or equivalent electronic message

Accept the proof of delivery in accordance with A.8,

B.9 Inspection of goods

Pay, unless otherwise agreed, the costs of pre-shipment inspection except when mandated by the authorities of the country of exportation.

B.10 Other obligations

Pay all costs and charges incurred in obtaining the documents or equivalent electronic messages mentioned in A.10. and reimburse those incurred by the seller in rendering his assistance in accordance therewith and in contracting for carriage in accordance with A.3.a).

Give the seller appropriate instructions whenever the seller’s assistance in contracting for carriage is required in accordance with A.3.a).